UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 3, 2007

Date of Report (Date of Earliest Event Reported)

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ZiLOG, Inc.

(Exact name of Registrant as specified in its charter)

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Delaware	001-13748	13-3092996
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

532 Race Street

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 558-8500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Darin G. Billerbeck as President and Chief Executive Officer

ZiLOG, Inc. (the "Registrant") and Darin G. Billerbeck ("Mr. Billerbeck"), age 47, entered into an offer letter on January 3, 2007, whereby Mr. Billerbeck will be employed, starting January 29, 2007, as President and Chief Executive Officer of the Registrant. Upon Mr. Billerbeck beginning his service as the Registrant's President and CEO, the Registrant's Board of Directors expects to appoint Mr. Billerbeck to serve as a member of the Board of Directors until the next annual meeting of the Registrant's shareholders.

Prior to Mr. Billerbeck joining the Registrant, Mr. Billerbeck served as vice president of the flash memory group at Intel Corporation ("Intel") and as general manager of Intel's flash products group from 1999 to December 2006. From 1998 to 1999, Mr. Billerbeck was design director for Intel's flash products group, responsible for flash architecture, design tools automation, software integration, tools validation, lab and strategic planning. From 1988 to 1999, he was director of Intel's manufacturing operations responsible for the technologies used in the sort, assembly, test and packaging of flash products. Prior to joining Intel, Mr. Billerbeck worked for Advanced Micro Devices from 1981 to 1988. Mr. Billerbeck received his bachelor's degree in mechanical engineering from the University of California, Davis in 1981.

Under the terms of the offer letter, Mr. Billerbeck will be paid an annual base salary of $350,000, and will also receive a guaranteed cash bonus of $60,000 provided that he is employed by the Registrant as of March 31, 2007. This bonus represents a pro-rated bonus for Mr. Billerbeck's services during the Registrant's fourth quarter of fiscal year 2007. As additional cash compensation, commencing in fiscal year 2008, Mr. Billerbeck will be eligible to participate in the Registrant's Executive Management by Objectives ("MBO") Incentive Plan, with a potential payout equal to 80% of Mr. Billerbeck's base salary at 100% his annual target under the plan.

In addition to the cash compensation, the Registrant will grant Mr. Billerbeck a non-qualified stock option to purchase 400,000 shares of the Registrant's common stock, with a per share exercise price equal to the per share fair market value of the Registrant's common stock (the closing price) on Mr. Billerbeck's first day of employment. The stock option will vest 25% on the first anniversary of Mr. Billerbeck's start date, with an additional 1/48th of the shares of the stock option vesting on each of the 36 succeeding monthly anniversaries of the start date. The stock option will be subject to the terms and conditions of the Registrant's 2004 Omnibus Stock Incentive Plan and the applicable stock option agreement.

If the Registrant terminates Mr. Billerbeck's employment without cause, he will be entitled to receive 12 months base salary payable in equal installments for the 12 month period following his termination of employment. Should the Registrant terminate Mr. Billerbeck's employment for cause or should he resign from his employment with the Registrant for any reason, he will not be entitled to any such severance payments and will only be entitled to unpaid salary and accrued but unused vacation earned through his final date of employment.

If within 12 months of the date of the offer letter, there is a change of control of the Registrant and, within 12 months following the change of control, either Mr. Billerbeck's employment is terminated other than for cause or Mr. Billerbeck terminates his employment for good reason, then 25% of the unvested shares subject to Mr. Billerbeck's stock option shall immediately vest and become exercisable.

Furthermore, as a full-time employee of the Registrant, Mr. Billerbeck will receive Registrant-sponsored health and welfare benefits. The Registrant will also pay certain costs to relocate Mr. Billerbeck to the Bay Area, including certain real estate fees, household moving expenses and transportation allowances and an additional one-time resettlement allowance equal to 15% of Mr. Billerbeck's annual base salary.

Upon Mr. Billerbeck commencing as the Registrant's new President and CEO, Ms. Abrams will step down as the Registrant's interim President and CEO, a position that Ms. Abrams has held since August 30, 2006. Thereafter, Ms. Abrams will continue to serve as a member of the Registrant's Board of Directors and is expected to return to service as a member of the Registrant's Audit Committee and Compensation Committee.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1	Offer letter dated as of January 3, 2007, by and between ZiLOG, Inc. and Darin G. Billerbeck.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZiLOG, INC.

By:	/s/ Robin Abrams
Robin Abrams
Interim Chief Executive Officer
Date: January 8, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Offer letter dated as of January 3, 2007, by and between ZiLOG, Inc. and Darin G. Billerbeck.